Exhibit 99.2

Axiall Corporation Announces All Directors Except Macadam to Seek Re-Election

ATLANTA — March 5, 2014 —Axiall Corporation (NYSE: AXLL) today announced its nominees to stand for election to its Board of Directors at its 2014 annual meeting of stockholders expected to be held on May 20, 2014.

All of the current directors with the exception of Stephen E. Macadam will stand for re-election.  Mr. Macadam, who has served as a director since 2009, has notified the board that he does not intend to seek re-election, but will continue to serve as a director until the company’s 2014 annual meeting of stockholders.

“Steve is an excellent director of Axiall Corporation and has made significant contributions to the company and its Board,” said Mark L. Noetzel, chairman of Axiall Corporation.  “While the board is disappointed he will not seek re-election, we are grateful for his years of service, his advice and expertise, and his dedication in helping to steer Axiall Corporation through a truly transformational period.  We will all miss Steve’s counsel and fellowship.”

About Axiall

Axiall Corporation is a leading integrated chemicals and building products company.  Axiall, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America and in Asia to provide industry-leading materials and services to customers.  For more information, visit www.axiall.com.

CONTACTS:
Investor Relations	Media
Martin Jarosick	Alan Chapple
770-395-4524	770-395-4538

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